Exhibit 3.660
ARTICLES OF INCORPORATION
OF
MISSISSIPPI WASTE PAPER COMPANY
☑ Profit            ☐ Nonprofit
     The undersigned person, pursuant to Section 79-4-2.02 (if a profit corporation) or Section 79-11-137 (if a nonprofit corporation) of the Mississippi Code of 1972, hereby executes the following document and sets forth:
1.	The name of the corporation is Mississippi Waste Paper Company.

2.	Domicile address is 841 Palmyra, Jackson, Mississippi 39203.

3.	The period of duration is perpetual.

4.	(a)	The number and class of shares the corporation is authorized to issue are as follows (THIS IS FOR PROFIT ONLY):

		Class	No. of Shares Authorized

		Common	5,000

4.	(b)	If more than one (1) class of shares is authorized, the preferences, limitations, and relative rights of each class are as follows:

None
5.	The street address of its initial registered office is 121 North State Street, Jackson, Mississippi 39201 and the name of its initial registered agent at such address is William S. Mendenhall.

6.	The name and complete address of the incorporator is as follows:
This page conforms with the duplicate
original filed with Secretary of State.
[Illegible]
Secretary of State

William S. Mendenhall 121 North State Street Jackson, Mississippi 39201
7.	Other provisions: None

/s/ WILLIAM S. MENDENHALL
WILLIAM S. MENDENHALL INCORPORATOR

This page conforms with the duplicate
original filed with Secretary of State.
Illegible
Secretary of State